ROCHDALE EMERGING MARKETS (MAURITIUS)

SUB-ADVISORY AGREEMENT

This AGREEMENT made as of December 1, 2017, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”) and Fiera Capital Inc., a corporation organized under the laws of the state of Delaware (the “Sub-Adviser”):

WHEREAS, the Adviser serves as the investment adviser to Rochdale Emerging Markets (Mauritius), a company organized under the laws of Mauritius (the “Fund”), which is a wholly-owned subsidiary of the City National Rochdale Emerging Markets Fund (the “Registered Fund”), a series of City National Rochdale Funds (the “Trust”). The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund’s principal purpose is to provide the Registered Fund with exposure to securities of Indian companies and allow the Registered Fund’s investments in such companies to benefit from a favorable tax treaty between Mauritius and India;

WHEREAS, the Fund (unlike the Registered Fund) maintains residency in Mauritius, and thereby benefits from a capital gains tax exemption on shares of Indian companies pursuant to a tax treaty between Mauritius and India, but otherwise is subject (on a consolidated basis with the Registered Fund) to the Registered Fund’s investment restrictions and other policies;

WHEREAS, the Sub-Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has filed notification filings under all applicable state securities laws;

WHEREAS, the Adviser is employed by the Fund, pursuant to an investment advisory agreement (the “Advisory Agreement”), to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets of the Fund, to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Trust and the Adviser desire to retain the Sub-Adviser to render investment advisory services to the Fund; and

WHEREAS, the Sub-Adviser is willing to provide investment advisory services to the Fund, in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Sub-Adviser agree as follows:

ARTICLE 1

Employment of Sub-Adviser

1.1       The Adviser hereby employs the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund, subject to the supervision and control of, the Adviser and the Board for the period and upon the terms herein set forth.

1.2       The Sub-Adviser accepts such employment and agrees during such period at its own expense to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.3       The Sub-Adviser shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust, the Registered Fund or the Fund in any way or otherwise be deemed an agent of the Trust, the Registered Fund, the Fund or the Adviser. Notwithstanding the foregoing, the Sub-Adviser shall, for the purposes of this agreement, have authority to act as agent for the Fund, subject to supervision by the Adviser and the Board.

1.4       The services of the Sub-Adviser herein provided are not to be deemed exclusive and the Sub- Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

ARTICLE 2

Duties of Sub-Adviser

2.1         Investment Advisory Services.

(a)         Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall provide a continuous and discretionary investment program for the Fund and determine the composition of the assets of the Fund, including determination of the purchase, retention or sale of the securities, cash and other investments for the Fund. In performing these duties, the Sub-Adviser shall:

(i)          perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund or the Registered Fund as set forth in the Registration Statement;

(ii)         seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

(iii)         take such steps as are necessary to implement any overall investment strategies approved by the Board for the Fund or the Registered Fund, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Fund, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

(iv)        report to the Board, as reasonably requested, with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of the Fund, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales during the quarter and a schedule of investments and other assets of the Fund as of the end of the quarter;

(v)        maintain all required accounts, records, memoranda, instructions or authorizations relating to the acquisition or disposition of investments for the Fund;

(vi)        provide such information as is reasonably requested to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(vii)        not consult with any other sub-adviser of other series of the Trust concerning transactions of the Fund, the Registered Fund, or any other series of the Trust.

(b)         In connection with providing services under this agreement, the Sub-Adviser may use the resources of Fiera Capital Corporation or its affiliates (together, “Fiera”). Furthermore, any Fiera personnel performing services hereunder will be deemed persons “associated with” the Sub-Adviser (as that term is defined by the Advisers Act) when performing services hereunder. The Sub-Adviser hereby represents that, at all times, its use of the resources of Fiera will comply with applicable law.

(c)         The Sub-Adviser acknowledges that neither the Adviser nor its employees shall be required to evaluate the merits of investment selections or decisions made by the Sub-Adviser or be required to approve the selections or decisions, or to confirm their compliance with applicable investment policies and restrictions, these responsibilities being within the duties of the Sub-Adviser. Notwithstanding the foregoing, the Adviser shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement.

(d)         The Adviser and the Board understand that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account, which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this agreement imposes upon the Sub- Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security or other instrument which the Sub-Adviser or its partners, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e)         The Sub-Adviser’s services shall be subject always to the control and supervision of the Adviser and the Board, the restrictions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act and all applicable rules and regulations of the SEC and the Mauritius Financial Services Commission (the “MFSC”), any applicable Mauritius law, the statements relating to the Fund’s investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Adviser has furnished or will furnish the Sub-Adviser with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this agreement to furnish the Sub-Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Adviser will be entitled to rely on all documents furnished by the Adviser.

(f)         Sub-Adviser is authorized on behalf of the Fund, consistent with the investment discretion delegated to Sub-Adviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into, subject to the review of legal counsel for the Adviser prior to Sub-Adviser’s execution thereof, agreements and execute any documents on behalf of the Fund (e.g., any futures or derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Fund (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures; and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Sub-Adviser on behalf of the Fund.

(g)         In connection with the acquisition or disposition of securities described in Section 2.1(a) (iii), the Sub-Adviser may place orders for the purchase or sale of investments for the account of the Fund with brokers or dealers selected by it and, to that end, the Sub-Adviser is authorized as agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the Fund. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to assets of the Fund, the Sub-Adviser is directed at all times to seek to obtain best execution under the circumstances, and considering all factors it deems relevant, within the policy guidelines as set forth in the Registered Fund’s current Registration Statement. Subject to this requirement and the provisions of the Advisers Act, the 1940 Act, and other applicable provisions of law, the Sub-Adviser may select brokers or dealers with which it, the Adviser or the Fund is affiliated.

(h)         In addition to seeking best execution under the circumstances, the Sub-Adviser may also take into consideration research and statistical information and wire and other quotation services provided by brokers and dealers to the Adviser and Sub-Adviser. The Sub-Adviser is also authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund. The policies with respect to brokerage allocation, determined from time to time by the Board are those disclosed in the Registered Fund’s Registration Statement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Sub-Adviser periodically will evaluate the statistical data, research and other investment services provided to it by brokers and dealers. Such services may be used by the Sub-Adviser in connection with the performance of its obligations under this agreement or in connection with other advisory or investment operations including using such information in managing its own accounts.

(i)          Nothing in this agreement shall preclude the aggregation of orders for sale or purchase of securities or other investments by two or more series of the Trust or by the Trust and other accounts (collectively, “Advisory Clients”) managed by the Adviser or the Sub-Adviser to the Fund, provided that: (i) the Adviser or Sub-Adviser’s actions with respect to the aggregation of orders for multiple Advisory Clients, including the Fund, are consistent with the then-current positions in this regard taken by the Securities and Exchange Commission or its staff through releases, “no-action” letters, or otherwise; and (ii) the Sub-Adviser’s policies with respect to the aggregation of orders for multiple Advisory Clients have been previously submitted to the Adviser.

(j)          The Sub-Adviser will advise the Adviser and, if instructed by the Adviser, the Fund’s custodian on a prompt basis each day by electronic telecommunication or facsimile of each confirmed purchase and sale of a portfolio security specifying the name of the issuer, the full description of the security including its class, amount or number of shares of the security purchased or sold, the market price, the commission, government charges and gross or net price, trade date, settlement date and identity of the clearing broker. Under no circumstances may the Trust, the Adviser, the Sub-Adviser, SEI Investments Global Funds Services or any affiliates of such parties act as principal in a securities transaction with the Fund or any other investment company managed by the Adviser unless (i) permitted by an exemptive provision, rule or order under the 1940 Act and (ii) upon obtaining prior approval of the securities transaction from the Adviser. Any such transactions shall be reported quarterly to the Board.

(k)         The Sub-Adviser shall inform the Adviser and the Board on a current basis of material changes in investment strategy or tactics or changes in key personnel. It shall also be the duty of the Sub-Adviser to furnish to the Board such information as may reasonably be necessary for the Board to evaluate this agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7.

(l)          The Sub-Adviser represents and warrants that it is in compliance with applicable Mauritius law, and all applicable rules and regulations of the SEC and the MFSC pertaining to its investment advisory activities for the Fund and agrees that it will operate in a manner so as to conform with all applicable rules and regulations of the SEC and the MFSC pertaining to its investment advisory activities for the Fund.

(m)        The Sub-Adviser acknowledges and agrees that (i) the names “City National Rochdale” and “City National Rochdale Funds” are the property of the Adviser, and (ii) the Sub-Adviser will publicly disseminate information concerning the Fund and the Trust only if such information has been approved in advance by the Adviser, provided such approval is not unreasonably withheld. For the avoidance of doubt, nothing in this paragraph is intended to prohibit: (i) the Sub-Adviser from publicly disseminating information in coordination with the Adviser or the Fund that relates to the acquisition and reorganization contemplated by the parties under that certain purchase agreement, dated December 1, 2017 (the “Purchase Agreement”), and (ii) the Sub-Adviser’s identification of the Adviser or the Fund as a client, provided that such identification complies with such Purchase Agreement and all applicable state and federal laws and regulations.

ARTICLE 3

Allocation of Charges and Expenses

3.1          The Sub-Adviser will bear its own costs of providing services hereunder. Other than as specifically indicated herein the Sub-Adviser shall not be responsible for the Fund’s or the Adviser’s expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization of the Fund, including legal and accounting expenses; any share redemption expenses; expenses of portfolio transactions; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian and transfer agent, if any; cost of auditing services; all taxes and fees; certain insurance premiums; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Trust.

3.2          The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4

Compensation of the Sub-Adviser

4.1           The Sub-Adviser will receive no compensation for the services it provides to the Fund.

4.2           In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Adviser nor any officer, director, shareholder or other affiliate of the Sub-Adviser shall: (i) act as agent and accept any compensation, except in the course of such person’s business as an underwriter or broker; or (ii) act as broker and accept any commission, fee, or other remuneration in excess of the limits prescribed in the 1940 Act and the rules promulgated thereunder.

4.3           The Sub-Adviser agrees that in all matters relating to the management of the investment of the assets of the Fund, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect as provided to the Sub-Adviser in accordance with Section 2.1 (e).

ARTICLE 5

Limitations of Liability

5.1          The Sub-Adviser shall give the Fund the benefit of the Sub-Adviser’s best judgment and efforts in rendering services under this agreement; provided, that the Sub-Adviser shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust, Adviser, or Fund in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties under this agreement; (ii) the Sub- Adviser’s reckless disregard of its obligations and duties under this agreement; or (iii) a breach of Section 2.1(f) of this agreement. The terms of this Section 5.1 shall survive termination of this agreement.

ARTICLE 6

Books and Records

6.1          The Sub-Adviser shall maintain separate books and detailed records pertaining to the Sub- Adviser’s provision of investment sub-advisory services to the Fund as required by Rule 31a-3 under the 1940 Act (the “Fund’s Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Upon the reasonable written request of the Adviser or the Fund, the Sub-Adviser shall promptly provide copies of the Fund’s Books and Records to the Adviser during any day that the Fund is open for business. The Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the Fund’s Books and Records.

6.2          The Sub-Adviser agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 31a-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s reasonable request; provided, however, that the Sub-Adviser may maintain copies of such books and records. All such books and records shall be made available, within five business days of a written request, to the Trust’s independent registered public accounting firm during regular business hours at the Adviser’s offices. The Trust or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Sub-Adviser. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this agreement, upon written request by the Trust, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Sub-Adviser; provided, however, that the Sub-Adviser may maintain copies of such records.

6.3         The Sub-Adviser further agrees that it will not disclose or use any records or information obtained pursuant to this agreement in any manner whatsoever except as authorized in this agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, if such disclosure is required by federal or state regulatory authorities, if such information is already in the public domain or if such disclosure or use is permitted pursuant to Section 2.1(m).

ARTICLE 7

Duration and Termination of this Agreement

7.1         This agreement shall become effective on the date hereof, provided that it has been approved by the Board, including a majority of Trustees who are not parties to this agreement or interested persons of any such party to this agreement, in accordance with applicable law, including Section 15 of the 1940 Act. The agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.2         Termination.

(a)         This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of the Fund’s outstanding voting securities, or, in the event of the Sub- Adviser’s material breach of this agreement, by the Adviser or, in the event of the Adviser’s material breach of this agreement, by the Sub-Adviser, in all cases on sixty (60) days’ written notice to the other party.

(b)         This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Sub- Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

(c)         This agreement shall automatically terminate in the event of its assignment.

(d)         This agreement shall automatically terminate upon the closing of the reorganization of the Fund contemplated by the parties under the Purchase Agreement.

ARTICLE 8

Amendments to this Agreement

8.1         This agreement may be amended by the parties only if such amendment is specifically approved by: (i) if required by law the vote of a majority of the Fund’s outstanding voting securities, and (ii) a majority of those Trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. All amendments must be in writing and signed by the Adviser and the Sub-Adviser.

8.2         Notwithstanding anything herein to the contrary, this agreement may be amended by the parties without the vote or consent of shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem necessary to conform this agreement to the requirements of applicable federal laws or regulations, but neither the Adviser or Sub-Adviser shall be liable for failing to do so.

ARTICLE 9

Notices

9.1         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

400 Park Avenue

New York, NY 10022

Attn: Anthony Sozio

If to the Sub-Adviser:

Fiera Capital Inc.

375 Park Avenue, 8th Floor

New York, NY 10152

Attn: Stephen McShea

ARTICLE 10

Miscellaneous Provisions

10.1       Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser or Sub-Adviser as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or Sub-Adviser may be interested in the Trust otherwise than as shareholders.

10.2       Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person”, when used in this agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to shares of the Fund, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to shares of the Fund.

10.3        Applicable Law.

(a)          This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of New York without regard to conflicts of law principles or precedents.

(b)          This agreement shall be subject to the provisions of the Securities Act of 1933, as amended, the 1940 Act, and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.4       Severability. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

10.5       Captions. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.6       Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

10.7       Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC and the MFSC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

10.8       Cumulative Rights. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.9 Compensation of Officers, Trustees and Employees. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of the Sub-Adviser. This paragraph shall not apply to consultants and other persons who are not regular members of the Sub-Adviser's staff.

10.10      Entire Agreement. This agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to this agreement’s subject matter.

[Signature Page Follows]

 IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC
By:
Name:	Garrett D’ Alessandro
Title:	Chief Executive Officer

FIERA CAPITAL INC.

By:
Name:	Stephen McShea
Title:	General Counsel

[Subadvisory Agreement (Mauritius)]

 IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:
Name:
Title:

FIERA CAPITAL INC.

By:
Name:	Stephen McShea
Title:	General Counsel

[Subadvisory Agreement (Mauritius)]